Earnings News

Arotech Reports Fourth Quarter and Full Year 2018 Results
Ann Arbor, Michigan – March 6, 2019 – Arotech Corporation (NasdaqGM: ARTX) today announced financial results for the quarter and year ended December 31, 2018.
Fourth Quarter and Full Year 2018 Financial Summary (2017 figures as restated; please see note below):

Consolidated	Twelve months ended December 31,		Three months ended December 31,
U.S. $ in thousands, except per share data	2018	2017 (as restated)	2018	2017 (as restated)
GAAP Measures
Revenue	$96,600	$98,723	$23,632	$28,996
Gross profit	$29,197	$27,640	$7,559	$7,921
Net income	$1,870	$7,035	$450	$7,610
Diluted net income per share	$0.07	$0.27	$0.02	$0.29
Net cash provided by (used in) operating activities	$3,273	$1,905	$(109)	$1,062
Non-GAAP Measures (reconciliation to GAAP measures appears in the tables below)
Adjusted EBITDA	$7,967	$7,595	$1,925	$3,230
Adjusted EPS	$0.19	$0.17	$0.04	$0.08

Fourth Quarter and Full Year 2018 Segment Results:

Training and Simulation Division	Twelve months ended December 31,		Three months ended December 31,
U.S. $ in thousands	2018	2017	2018	2017
Revenue	$56,708	$50,254	$13,132	$15,114
Gross profit	$23,473	$21,031	$5,408	$6,064
Gross profit %	41.4%	41.8%	41.2%	40.1%

Power Systems Division	Twelve months ended December 31,		Three months ended December 31,
U.S. $ in thousands	2018	2017	2018	2017
Revenue	$39,892	$48,469	$10,500	$13,882
Gross profit	$5,724	$6,609	$2,151	$1,857
Gross profit %	14.3%	13.6%	20.5%	13.4%

Fourth Quarter 2018 Business Highlights:
Training and Simulation Division

•	MILO Range Training Systems (MRTS) sets new annual sales record with increased market penetration to the U.S. Air Force.

•	Received a subcontract to support the Army’s simulator maintenance program (ATMP) from Lockheed Martin Corporation Rotary and Mission Systems valued at $14M over seven years.

•
Air Warfare Systems group grows core missile simulation revenues to new high in 2018 and adds first aggressor squadron private company to its Zone Acquisition Process (ZAP) customer base in the fourth quarter.

•	Introduces new Top Mount Pump Ops Simulator to train military firefighters in the use of fire truck water pumping equipment.
Power Systems Division

•	Receives quality management systems certification for medical devices, ISO 13485, at our U.S. subsidiary.

•	Canadian MOD increases order for tactical chargers by $720,000 and approves critical design review.

•	Israel Defense Forces purchase twelve Li-Ion 6T batteries for testing on the Merkava battle tank.

•	Elbit chooses Epsilor to design and manufacture batteries for their new UAV program.

•	Leonardo awards Epsilor a development contract for their new tactical radio battery for the Italian Army.

“Our 2018 results highlight the progress we’ve made in our Training and Simulation Division while somewhat masking the progress we’ve seen from our Power Systems Division,” commented CEO Dean Krutty. “The Power Division has produced meaningful new revenue streams in a concerted effort to diversify. Temporary revenue declines from our primary customer in Israel, the Israel Defense Forces, were somewhat offset by new international efforts and new product lines that we developed in 2018. We also continued to support the multiple year Mobile Electric Hybrid Power Systems design, prototyping and test efforts for the U.S. Marine Corps that we expect to benefit from in the near future.”
“Our reinvented water activated battery lights, now LED based, set new sales records in 2018 as our entire aviation customer-base embraced the new design. We believe we have done the work necessary to continue to be the market leader in the aviation space while we make inroads with marine customers.”
“The Training and Simulation Division’s growth in 2018 was fueled by broad support across all of our product areas. Significantly, the resurgence of our military vehicle simulation group will continue to drive our growth in 2019, with the U.S. Army’s Virtual Clearance Training Suites (VCTS) program and the U.S. Marine Corps’ Combat Convoy Simulators (CCS) upgrades. We have sustained our strong margins on solid performance from our Milo Range, Commercial Vehicle and Air Warfare groups and look forward to continuing to build our product reach by remaining customer focused,” concluded Mr. Krutty.
Fourth Quarter Financial Summary
Revenues for the fourth quarter of 2018 were $23.6 million, compared to $29.0 million for the corresponding period in 2017, a decrease of 18.6%. The year-over-year decrease was due to lower revenues in both our divisions primarily due to the decline in battery orders from the Israel Defense Forces and to program timing in our Training and Simulation Division.
Gross profit for the fourth quarter of 2018 was $7.6 million, or 32.2% of revenues, compared to $7.9 million, or 27.2% of revenues, for the corresponding period in 2017. The year-over-year increase in gross profit percentage was driven primarily by higher costs in the prior year associated with certain programs in our Power System Division that are not recurring in the current year as well as higher margin business in our Israeli operations.
Operating expenses were $6.9 million, or 29.2% of revenues, in the fourth quarter of 2018, compared to operating expenses of $6.0 million, or 20.7% of revenues, for the corresponding period in 2017. The increase in operating expenses is primarily attributable to our sales and marketing efforts for both divisions as well as increased spending on research and development as we work on expanding our existing product lines.
Operating income for the fourth quarter was $634,000 compared to $2.0 million in the corresponding period in 2017. The decrease in operating income is due to lower revenues for both divisions as well as increased spending on sales and marketing and research and development.
Arotech’s net income for the fourth quarter of 2018 was $450,000, or $0.02 per basic and diluted share, compared to net income of $7.6 million (as restated), or $0.29 per basic and diluted share (as restated), for the corresponding period in 2017. The decrease in net income is related to a deferred income tax benefit that was recorded during the fourth quarter of 2017 related to the U.S. Tax Cuts and Jobs Act ("Tax Act") which was enacted on December 22, 2017.
Adjusted Earnings per Share (Adjusted EPS) for the fourth quarter of 2018 was $0.04, compared to $0.08 for the corresponding period in 2017. The decrease in our quarterly Adjusted EPS is primarily attributable to lower operating income in 2018 driven by lower sales in both divisions.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the fourth quarter of 2018 was $1.9 million, compared to $3.2 million for the corresponding period of 2017. The decrease in Adjusted EBITDA is primarily due to lower operating income driven by lower sales in both divisions.
Arotech believes that information concerning Adjusted EBITDA and Adjusted EPS enhances overall understanding of Arotech’s current financial performance. Arotech computes Adjusted EBITDA and Adjusted EPS, which are non-GAAP financial measures, and are reflected in the tables below.
Full Year 2018 Financial Summary
Revenues for the year ended December 31, 2018 were $96.6 million, compared to $98.7 million for 2017, a decrease of 2.2%. The year-over-year decrease was driven primarily by a decline in the Power System Division revenue as a result of the decline in battery orders from the Israel Defense Forces, partially offset by higher revenues in Arotech’s Training and Simulation Division related to its vehicle simulation and use of force products.
Gross profit for the year ended December 31, 2018 was $29.2 million, or 30.2% of revenues, compared to $27.6 million, or 28.0% of revenues, for 2017. The year-over-year increase in gross profit percentage was driven by a higher percentage of our revenues coming from Arotech’s more profitable Training and Simulation Division.
Operating expenses were $25.8 million or 26.7% of revenues in the year ended December 31, 2018, compared to expenses of $24.7 million, or 25.0% of revenues, for 2017. The increase in operating expenses for 2018 is predominately attributable to earned incentive pay associated with meeting certain consolidated performance targets in 2018 along with increased spending on sales and marketing efforts.
Operating income for the year ended December 31, 2018 was $3.4 million, compared to operating income of $2.9 million for 2017.
Arotech’s net income for the year ended December 31, 2018 was $1.9 million, or $0.07 per basic and diluted share, compared to a net income of $7.0 million (as restated), or $0.27 per basic and diluted share (as restated) , for 2017. The decrease in net income for 2018 is principally related to the one time deferred income tax benefit of $6.4 million that was recorded in 2017 related to the Tax Act which was enacted on December 22, 2017.
Adjusted Earnings per Share (Adjusted EPS) for the year ended December 31, 2018 was $0.19, compared to $0.17 (as restated) for the corresponding period in 2017. The increase in our Adjusted EPS is primarily attributable to higher operating income driven by our Training and Simulation Division.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the year ended December 31, 2018 was $8.0 million, compared to $7.6 million for 2017. The increase in Adjusted EBITDA is primarily attributable to higher operating income driven by our Training and Simulation Division.
Arotech believes that information concerning Adjusted EBITDA and Adjusted EPS enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA and Adjusted EPS, which are non-GAAP financial measures, as reflected in the tables below.
Cash Flow Summary
Arotech had net cash provided by operating activities of $3.3 million for the year ended December 31, 2018, compared to cash provided by operating activities of $1.9 million for the corresponding period in 2017.
Balance Sheet Metrics

U.S. $ in thousands	For the Period ended December 31,
Balance Sheet Metrics	2018	2017
Cash and cash equivalents	$4,445	$5,489
Total debt	$14,066	$15,911
Line of credit availability	$8,219	$9,144
As of December 31, 2018, Arotech had total debt of $14.1 million, consisting of $5.5 million in short-term bank debt under Arotech’s credit facility and $8.6 million in long-term loans. This is in comparison to December 31, 2017, when Arotech had total debt of $15.9 million, consisting of $5.1 million in short-term bank debt under its credit facility and $10.8 million in long-term loans.
Arotech maintained its current ratio (current assets/current liabilities) of 2.0 for the comparative periods.
As of December 31, 2018, Arotech had net operating loss carryforwards for U.S. federal income tax purposes of $33.8 million, which are available to offset future taxable income, if any, expiring in 2021 through 2037. Utilization of U.S. net operating losses for tax years ending on or before December 31, 2017 is subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.
Arotech’s backlog increased by 6.1% over the same period last year and 17.1% over the period ending 2016.

U.S. $ in millions	For the Period ended December 31,
Backlog	2018	2017	2016
Total	$64.8	$61.1	$55.4
2019 Guidance
Arotech’s 2019 guidance range: Total revenue of $103 million to $115 million; Adjusted EBITDA of $8.3 million to $9.3 million; and Adjusted EPS of $0.19 to $0.23. The financial guidance provided is as of today and Arotech undertakes no obligation to update its estimates in the future.

2017 Restatement
As part of preparing our 2018 Annual Report on Form 10-K and the audit of our consolidated financial statements for 2018, we identified an error in our accounting for income taxes related to the treatment of a naked tax credit as a source of income against U.S. federal non-net operating loss (“NOL”) deferred tax assets. Certain provisions of the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, converts reversing temporary U.S. federal non-NOL deferred tax assets to an NOL carryforward with an indefinite carryforward period. This allows U.S. federal deferred tax liabilities for indefinite lived intangible assets to be used as a source of income for indefinite lived deferred tax assets when determining if a valuation allowance is needed for these U.S. federal non-NOL deferred tax assets. We did not record a reversal of our valuation allowance associated with these deferred tax assets within the fourth quarter of 2017, the enactment period. No valuation allowance reversal relating to this was recorded in the period of enactment, resulting in us concluding that the previously issued 2017 consolidated financial statements were misstated. As a result of identifying this error, we are restating our consolidated financial statements for 2017 to reflect the effect of releasing a portion of the previously reported valuation allowance associated with the expected reversal of the U.S. federal non-NOL deferred tax assets. The net effect of the restatement is an additional income tax benefit of $3.2 million and an increase of $0.12 in our basic and diluted net income per share for the year and quarter ended December 31, 2017. Please see the tables below for the detailed effects of the restatement.

Consolidated Statements of Operations and Comprehensive Income:
	Twelve months ended December 31,	Three months ended December 31,
	2017 (as restated)	2017 (as restated)
Income tax benefit	$(5,224,875)	$(5,970,870)
Net income	$7,034,881	$7,609,598
Comprehensive income	$8,787,487	$7,942,105
Basic net income per share	$0.27	$0.29
Diluted net income per share	$0.27	$0.29

Consolidated Balance Sheet:	December 31,
2017 (as restated)
Deferred tax liabilities	$2,399,976
Total long-term liabilities	$15,785,419
Total liabilities	$42,104,213
Accumulated deficit	$(178,368,012)
Total equity	$74,293,963
Total liabilities and stockholder's equity	$116,398,176

Consolidated Statements of Cash Flows:	December 31,
2017 (as restated)
Net income	$7,034,881
Deferred tax (benefit) expense	$(5,468,149)

Conference Call
Arotech will host a conference call tomorrow, Thursday, March 7, 2019 at 9:00 a.m. Eastern time, to review its financial results and business outlook.
To participate, please call one of the following telephone numbers. Please dial in at least 10 minutes before the start of the call:

•	US: 1-888-428-7458

•	International: +1-862-298-0702

The online playback of the conference call will be archived on Arotech’s website for at least 90 days and a telephonic playback of the conference call will also be available by calling 1-877-481-4010 within the U.S. and +1-919-882-2331 internationally. The telephonic playback will be available beginning at 12:00 p.m. Eastern time on Thursday, March 7 2019, and continue through 9:00 a.m. Eastern time on Thursday, March 14, 2019. The replay passcode is 44333.
About Arotech Corporation
Arotech Corporation is a defense and security company engaged in two business areas: interactive simulation and mobile power systems.
Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.
Investor Relations Contact:
Scott Schmidt
Arotech Corporation
1-800-281-0356
Scott.Schmidt@arotechusa.com
Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to Arotech’s website above does not constitute incorporation of any of the information thereon into this press release.

CONDENSED CONSOLIDATED BALANCE SHEET SUMMARY (UNAUDITED)
(U.S. Dollars)

	December 31,
	2018	2017 (as restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,222,246	$5,205,246
Restricted collateral deposits	222,712	283,508
Trade receivables	16,259,809	19,258,960
Contract assets	17,867,896	16,094,515
Other accounts receivable and prepaid	5,989,263	2,342,220
Inventories	9,912,748	8,654,878
TOTAL CURRENT ASSETS	54,474,674	51,839,327
LONG TERM ASSETS:
Contractual and Israeli statutory severance pay fund	3,427,705	3,754,789
Other long term receivables	543,205	184,331
Property and equipment, net	8,914,247	9,276,088
Intangible assets, net	4,465,778	5,205,605
Goodwill	46,138,036	46,138,036
TOTAL LONG TERM ASSETS	63,488,971	64,558,849
TOTAL ASSETS	$117,963,645	$116,398,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$6,442,919	$5,560,196
Other accounts payable and accrued expenses	6,498,045	6,640,154
Current portion of long term debt	2,204,653	2,248,043
Short term bank credit	5,500,416	5,092,088
Contract liabilities	7,054,779	6,778,313
TOTAL CURRENT LIABILITIES	27,700,812	26,318,794
LONG TERM LIABILITIES:
Contractual and accrued Israeli statutory severance pay	4,125,675	4,709,807
Long term portion of debt	6,360,569	8,570,524
Deferred income tax liability	2,863,098	2,399,976
Other long-term liabilities	137,774	105,112
TOTAL LONG-TERM LIABILITIES	13,487,116	15,785,419
TOTAL LIABILITIES	41,187,928	42,104,213
STOCKHOLDERS’ EQUITY:
TOTAL STOCKHOLDERS’ EQUITY (NET)	76,775,717	74,293,963
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$117,963,645	$116,398,176

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(U.S. Dollars, except share data)

	Twelve months ended December 31,		Three months ended December 31,
	2018	2017 (as restated)	2018	2017 (as restated)
Revenues	$96,599,741	$98,722,678	$23,632,145	$28,996,099

Cost of revenues	67,402,263	71,082,708	16,073,436	21,074,759
Research and development expenses	3,030,469	3,041,130	511,682	249,611
Selling and marketing expenses	8,175,503	7,874,364	2,528,219	2,199,711
General and administrative expenses	12,919,437	11,623,900	3,506,058	3,035,141
Amortization of intangible assets	1,677,443	2,205,755	378,870	476,799
Total operating costs and expenses	93,205,115	95,827,857	22,998,265	27,036,021

Operating income	3,394,626	2,894,821	633,880	1,960,078

Other income (loss)	(39,077)	(8,156)	(44,955)	5,342
Financial expenses, net	(921,953)	(1,076,659)	(225,721)	(326,692)
Total other expense	(961,030)	(1,084,815)	(270,676)	(321,350)
Income before income tax expense	2,433,596	1,810,006	363,204	1,638,728

Income tax (benefit) expense	563,641	(5,224,875)	(87,124)	(5,970,870)
Net income	1,869,955	7,034,881	450,328	7,609,598
Other comprehensive income (loss), net of income tax:
Foreign currency translation adjustment	(113,240)	1,752,606	(47,078)	332,507
Comprehensive income	1,756,715	8,787,487	403,250	7,942,105

Basic net income per share	$0.07	$0.27	$0.02	$0.29
Diluted net income per share	$0.07	$0.27	$0.02	$0.29
Weighted average number of shares used in computing basic net income/loss per share	26,471,507	26,380,312	26,486,152	26,395,048
Weighted average number of shares used in computing diluted net income/loss per share	26,471,507	26,380,312	26,486,152	26,395,048

Reconciliation of Non-GAAP Financial Measure – Continuing Operations
To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance. Reconciliation of the nearest GAAP measure to adjusted EBITDA follows:

	Twelve months ended December 31,			Three months ended December 31,
	2018	2017 (as restated)		2018	2017 (as restated)
Net income (GAAP measure)	$1,869,955	$7,034,881		$450,328	$7,609,598
Add back:
Financial expense – including interest	961,030	1,084,815		270,676	321,350
Income tax (benefit) expense	563,641	(5,224,875)	[1]	(87,124)	(5,970,870)	[1]
Depreciation and amortization expense	3,668,020	4,041,063		903,731	1,034,123
Other adjustments*	904,194	658,852		387,540	235,417
Total adjusted EBITDA	$7,966,840	$7,594,736		$1,925,151	$3,229,618

1 Includes tax benefit related to revaluation of deferred tax assets and liabilities as a result of the 2017 Tax Cuts and Jobs Act.
* Includes stock compensation expense, one-time transaction expenses and other non-cash expenses.

CALCULATION OF ADJUSTED EARNINGS PER SHARE
(U.S. $ in thousands, except per share data)

	Twelve months ended December 31,			Three months ended December 31,
	2018	2017 (as restated)		2018	2017 (as restated)
Revenue (GAAP measure)	$96,600	$98,723		$23,632	$28,996
Net income (GAAP measure)	$1,870	$7,035		$450	$7,610
Adjustments:
Amortization	1,677	2,206		379	477
Stock compensation	779	421		288	112
Non-cash taxes	463	(5,468)	[1]	(43)	(6,154)	[1]
Other non-recurring expenses	125	237		100	123
Net adjustments	$3,044	$(2,604)		$724	$(5,442)
Adjusted net income	$4,914	$4,431		$1,174	$2,168
Number of diluted shares	26,472	26,380		26,486	26,395
Adjusted EPS	$0.19	$0.17		$0.04	$0.08

1 Includes tax benefit related to revaluation of deferred tax assets and liabilities as a result of the 2017 Tax Cuts and Jobs Act.